On August 19, 2005, the T. Rowe Price Maryland Tax-Free
Bond Fund acquired substantially all of the assets of the Riggs National Bank - Maryland Tax-Exempt Common Fund, pursuant to the Agreement and Plan of Reorganization dated August 2, 2005. The acquisition was accomplished by a tax-free exchange of 4,012,804.659 shares of the T. Rowe Price Maryland Tax-Free Bond Fund, having a value of $43,218,000 for the 3,850,853.000 shares of the Riggs National Bank - Maryland Tax-Exempt Common Fund outstanding on August 19, 2005. The Riggs National Bank - Maryland Tax-Exempt Common Fund's net assets at that date, which included no net realized gain and $1,728,000 of unrealized appreciation, were combined with those of the T. Rowe Price Maryland Tax-Free Bond Fund. Immediately after the merger, the net assets of the T. Rowe Price Maryland Tax-Free Bond Fund totaled $1,369,765,000.

On August 19, 2005, the T. Rowe Price Virginia Tax-Free Bond Fund acquired substantially all of the assets of the Riggs National Bank - Virginia Tax-Exempt Common Fund, pursuant to the Agreement and Plan of Reorganization dated August 2, 2005. The acquisition was accomplished by a tax-free exchange of 1,514,171 shares of the T. Rowe Price Virginia Tax-Free Bond Fund, having a value of $17,792,000, for the 1,545,580.000 shares of the Riggs National Bank - Virginia Tax-Exempt Common Fund outstanding on August 19, 2005. The Riggs National Bank - Virginia Tax-Exempt Common Fund's net assets at that date, which included no net realized gain, $708,000 of unrealized appreciation were combined with those of the T. Rowe Price Virginia Tax-Free Bond Fund. Immediately after the merger, the net assets of the T. Rowe Price Virginia Tax-Free Bond Fund totaled $478,340,000.